UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2005

MarkWest Hydrocarbon, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	1-14841	84-1352233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

155 Inverness Drive West, Suite 200, Englewood, CO		80112-5000
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: 303-290-8700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  COMPLETION OF ACQUISITON OR DISPOSITION OF ASSETS

On March 31, 2005, MarkWest Energy Partners, L.P., (the “Partnership”) a consolidated subsidiary of MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”), announced that it closed the acquisition of a 50% non-operating membership interest in Starfish Pipeline Company, LLC (“Starfish”) from an affiliate of Enterprise Products Partners, L.P. for $42.1 million.  Starfish owns the FERC regulated Stingray natural gas pipeline and the unregulated Triton natural gas gathering system and West Cameron dehydration facility, all located in the Gulf of Mexico and southwestern Louisiana.  The acquisition is expected to generate cash flow from operations of approximately $7.1 million per year for the Partnership.  The acquisition was financed through the Partnership’s existing credit facility that is administered by Royal Bank of Canada.  A copy of the press release announcing the transaction referred to above is attached hereto as Exhibit 99.1

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

If necessary, as permitted under this item, the registrant will file any financial statements required by this item by amendment not later than 71 days after the date this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

If necessary, as permitted under this time, the registrant will file the pro forma financial information required to be filed by this item by amendment not later than 71 days after the date this Form 8-K is required to be filed.

(c) Exhibits

The exhibit identified below is filed as part of this report:

Exhibit 99.1	MarkWest Energy Partners, L.P. Press Release dated March 31, 2005.

Exhibit 10.1	Purchase and Sale Agreement effective as of January 1, 2005 between MarkWest Energy Partners L.P. and Enterprise Products Operating L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MarkWest Hydrocarbon, as registrant, has duly caused this report to be signed on its behalf by the undersigned, thereunto authorized.

MarkWest Hydrocarbon, Inc.
(Registrant)

Date: April 6, 2005	By:	/s/ James G. Ivey
	Name:	James G. Ivey
	Title:	Chief Financial Officer